EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Blum Holdings, Inc. on Form S-8 of our report on Unrivaled Brands, Inc. dated April 7, 2023, which includes an explanatory paragraph as to the company’s ability to continue as a going concern,  with respect to our audits of the consolidated financial  statements of Unrivaled Brands, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of Unrivaled Brands, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

January 16, 2024